EX h.14

Amendment No. 6 to Securities Lending Agency Agreement

This Amendment No. 6 (“Amendment No. 6”) to the Securities Lending Agency Agreement dated as of September 2, 2008, as amended, between Columbia Acorn Trust and Wanger Advisors Trust (each a “Trust” and together the “Trusts”) on behalf of their respective portfolio series (each, a “Fund” and together the “Funds”) and Goldman Sachs Bank USA (formerly, The Goldman Sachs Trust Company), doing business as Goldman Sachs Agency Lending (“GSAL”), (the “Agreement”) is entered into as of December 20, 2016 by and between each Trust and GSAL. Capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, under the Agreement each Trust has appointed GSAL to act as securities lending agent for the Funds in connection with the securities lending activities described in the Trusts’ registration statements filed with the Securities and Exchange Commission;

WHEREAS, under the Agreement, GSAL is responsible for ensuring that the Funds’ securities are lent in compliance with lending restrictions established by Schedule 1a to the Agreement, as amended (“Schedule 1a”); and

WHEREAS, the board of trustees of each Trust (the “Board”) deems it desirable to authorize CWAM to use its discretion to approve a modification to the limitations established in Schedule 1a as described below.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto agree:

1.	Amendment to Schedule 1a of the Agreement. The definition of “Proxy Voting” that appears in the fourth bulleted paragraph of Schedule 1a, under the heading “Lender Restrictions,” is removed and replaced in its entirety with the following:

GSAL will ensure that its affiliated sub-agent’s Asset Servicing Group notifies it of any upcoming shareholders meetings that it becomes aware of. It is understood that GSAL or such Asset Servicing Group may rely upon parties other than the issuer to inform it of, and provide information concerning, upcoming proxy events. While GSAL believes its third party service providers, such as custodians, securities depositories, agent banks and proxy service providers, to be reliable, it will not be obligated to verify the accuracy or completeness of such information. Further, as an accommodation to Lender, GSAL or its third party sources may translate the information from non-English language sources. Because translation is an inherently subjective process involving words or phrases without universally acknowledged equivalents in English, GSAL is not responsible for the accuracy of any such translation. In any case in which GSAL becomes aware that voting or consent rights that accompany a loaned security pass to a borrower and GSAL has sufficient advance knowledge of such rights, GSAL will use its best efforts to call the loaned securities back to permit the exercise of such rights, if so requested by CWAM (Columbia Acorn Trust and Wanger Advisors Trust having delegated their proxy voting authority to CWAM) in keeping with its Proxy Policy and Procedures and whenever CWAM has knowledge that a material event will occur affecting a security on loan, in each case if time and jurisdictional restrictions permit. New loans of such recalled securities may resume the business day following the Proxy Record Date. For such securities recalled in advance of the recognized proxy date, GSAL will demand that such securities be returned by the borrowers by the recognized proxy date.

2.	Amendment to Schedule 6 of the Agreement. The List of Approved Persons set forth at Schedule 6 is removed and replaced in its entirety with the following:

Alan G. Berkshire

P. Zachary Egan

Louis J. Mendes

Matthew A. Litfin

Michael G. Clarke

John Kunka

Joseph C. LaPalm

Paul B. Goucher

Ryan C. Larrenaga

3.	Entire Agreement. Except as specifically modified by this Amendment No. 6, all terms of the Agreement are hereby reaffirmed and shall remain in full force and effect.

4.	Counterparts. This Amendment No. 6 may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 6 to be executed and delivered by their respective authorized officers as of the date appearing in the first paragraph above.

COLUMBIA ACORN TRUST		GOLDMAN SACHS BANK USA, doing
business as Goldman Sachs Agency Lending

By:	/S/John Kunka	By:	/S/ Dennis Riley
	Name: John Kunka		Name: Dennis Riley
	Title: Vice President and Treasurer		Title: Vice President
	Date: March 8, 2017		Date: January 9, 2017

WANGER ADVISORS TRUST

By:	/S/John Kunka
Name: John Kunka
Title: Vice President and Treasurer
Date: March 8, 2017

SCHEDULE 2

LIST OF APPROVED BORROWERS

REVISED 01/23/2017

Borrowers	Credit Limit ($million)
BANK OF NOVA SCOTIA (ACTING THROUGH ITS HOUSTON BRANCH)	$250
BARCLAYS CAPITAL INC	$250
BMO CAPITAL MARKETS CORP.	$250
BNP PARIBAS PRIME BROKERAGE INC
BNP PARIBAS (ACTING THROUGH ITS NEW YORK BRANCH)*	$250
CANTOR FITZGERALD & CO.	$250
CITIGROUP GLOBAL MARKETS INC	$250
CREDIT SUISSE SECURITIES (USA) LLC	$250
DEUTSCHE BANK SECURITIES INC	$250
HSBC BANK PLC.	$250
J.P. MORGAN CLEARING CORP.	$250
JEFFERIES & COMPANY INC	$250
MORGAN STANLEY & CO LLC	$250
NATIONAL FINANCIAL SERVICES LLC	$250
NOMURA SECURITIES INTERNATIONAL INC	$50
SCOITA CAPITAL (USA) INC	$250
SG AMERICAS SECURITIES LLC	$250
UBS AG	$250
UBS SECURITIES LLC**	$250
WELLS FARGO BANK NATIONAL ASSOCIATION	$250
WELLS FARGO SECURITIES LLC***	$250

*	BNP PARIBAS PRIME BROKERAGE INC AND BNP PARIBAS (ACTING THROUGH ITS NEW YORK BRANCH) WIlL HAVE ONE COMBINED CREDIT LIMIT OF $250 MILLION.
**	UBS SECURITIES LLC AND UBS AG WILL HAVE ONE COMBINED CREDIT LIMIT OF $250 MILLION.
***	WELLS FARGO SECURITIES LLC AND WELLS FARGO BANK NATIONAL ASSOCIATION WILL HAVE ONE COMBINED CREDIT LIMIT OF $250 MILLION.

Columbia Acorn Trust and Wanger Advisors Trust

By:	/s/ John Kunka
Name: John Kunka
Title: Vice President and Treasurer

GOLDMAN SACHS BANK USA, doing business as Goldman Sachs Agency Lending

By:	/s/ Dennis Riley
Name:	Dennis Riley
Title:	Vice President